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                                   MFS SERIES TRUST VII

                      MFS CAPITAL OPPORTUNITIES FUND

Pursuant to Section 9.2(b) of the Amended and Restated Declaration of Trust, dated December 16, 2004, as amended, (the "Declaration"), of MFS Series Trust VII (the "Trust"), the undersigned, constituting a majority of the Trustees of the Trust, do hereby certify that MFS Capital Opportunities Fund, a series of the Trust, has been terminated.